Exhibit 99.1

MAGELLAN HEALTH SERVICES TO ACQUIRE PARTNERS RX®

Enhances scale and expertise in

Commercial Pharmacy Benefit Management

AVON, Conn. — September 9, 2013 — Magellan Health Services Inc. (NASDAQ: MGLN) today announced that it has entered into an agreement to acquire Partners Rx®, a privately held, full-service commercial pharmacy benefits management company (PBM) with a strong focus on health plans and self-funded employers, sold primarily through third party administrators (TPAs), consultants and brokers.  The company has more than 300,000 core commercial PBM covered lives and anticipated 2013 revenue of approximately $240 million.  The consideration of $100 million will be paid by Magellan from existing cash on hand.  Certain principal owners of Partners Rx have subscribed, conditioned upon closing of the transaction, to purchase a total of $10 million in Magellan restricted common stock, which will be subject to vesting over a three-year period.  Closing of the transaction is expected in the fourth quarter of 2013 and is subject to the expiration of the Hart-Scott-Rodino Antitrust Act waiting period and other customary closing conditions.

Headquartered in Scottsdale, AZ, Partners Rx was founded in 2001 and, with its established track record of success, will become the center of excellence in the commercial PBM marketplace as part of Magellan Pharmacy Solutions, continuing to serve existing and new customers, as well as bringing its unique expertise to Magellan’s other pharmacy lines.  Additionally, upon closing of the transaction, Robert W. Field, in addition to being President and CEO of Partners Rx, will assume additional responsibilities as CEO of Magellan Pharmacy Solutions and will be responsible for all of the company’s pharmacy product lines.  Mark V. Mertel, currently Chairman of Partners Rx, will become Executive Chairman of Partners Rx.

“Partners Rx is a well-respected PBM with a national presence and a growing book of business,” said Barry M. Smith, Magellan’s CEO.  “With this acquisition, Magellan is enhancing our full-service PBM capabilities, adding scale, relationships and expertise, further complementing our unique medical pharmacy and specialty pharmacy capabilities.  Our intention is to expand our footprint in the pharmacy marketplace and to bring competition where there is very little currently.  I’m also pleased that Bob Field has agreed to become the CEO of Magellan Pharmacy Solutions.  He’s a talented and experienced leader who, with our existing executive team, will help us transform and expand our business. ”

“The Partners Rx team is enthusiastic about joining Magellan, which will play a leading role as the pharmacy marketplace undergoes dramatic changes,” said Robert W. Field, Partners Rx president and CEO.  “Magellan has been a market innovator in the specialty drug segment and also has a long history and excellent reputation in the Medicaid space.  I am excited by the opportunity to meld Partners Rx’s team and its strengths with the talented Magellan team to innovate and enhance Magellan’s pharmacy product lines.”

“We founded Partners Rx on the basic principle of true partnership with our clients and doing the right thing all the time,” said Mark V. Mertel Partners Rx’s Executive Chairman.  “I am very excited about the new opportunities that this merger will produce and how it will expand our products and services.  Yet, the most exciting aspect of this merger is that the cultures of our companies are a perfect match.  We both believe the client comes first and we both have great entrepreneurial spirits.  We also believe that our cultural fit will enable us to grow Partners Rx into a major competitive force in the prescription drug management market in the very near future.”

About Magellan Health Services: Headquartered in Avon, Conn., Magellan Health Services Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology, and pharmacy benefits programs, as well as integrated health care programs for special populations. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve. As of June 30, 2013, Magellan’s customers include health plans, employers and government agencies, serving approximately 34.0 million members in our behavioral health business, 17.4 million members in our radiology benefits management segment, and approximately 9 million members in our medical pharmacy management product. In addition, the pharmacy solutions segment served 40 health plans and employers, 25 states and the District of Columbia, and several pharmaceutical manufacturers. For more information, visit www.MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties.  All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the expected completion of the merger, anticipated revenues of Partners Rx in 2013, the future business and growth of Partners RX and Magellan’s pharmacy benefits management business generally. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the company by customers and/or providers; higher utilization of health care services by the company’s risk members; delays, higher costs or inability to implement new business or other company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 28, 2013, and the company’s subsequent Quarterly Reports on Form 10-Q filed during 2013.  Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this Current Report on Form 8-K.

Media Contact:

David W. Carter

(860) 507-1909

DWCarter@MagellanHealth.com

Investor Contact:

Renie Shapiro

877-645-6464

RShapiro@MagellanHealth.com

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